Exhibit 99.1

NOG Announces Second Quarter 2022 Results

SECOND QUARTER HIGHLIGHTS

•Record quarterly production of 72,689 Boe per day (57% oil), an increase of 33% from the second quarter of 2021
•Second quarter GAAP cash flow from operations of $210.2 million. Excluding changes in net working capital, cash flow from operations was $252.2 million, an increase of 7% sequentially from the first quarter of 2022
•Total capital expenditures of $131.8 million during the second quarter, driven by accelerated activity and strong Ground Game execution
•Free Cash Flow of $114.3 million during the second quarter, an increase of 147% from the second quarter of 2021. See “Non-GAAP Financial Measures” below
•Announced $170 million core Williston Basin acquisition in June 2022, which is scheduled to close in mid-August 2022
•Reiterates 2022 production and capital expenditure guidance and adjusts operating cost and pricing differential guidance

SHAREHOLDER RETURN HIGHLIGHTS

•Repurchased and retired $21.2 million of Preferred Stock during the second quarter and $57.5 million year-to-date (approximately 2.6 million, or 3%, of total diluted common shares outstanding on an as-converted basis)
•Declared $0.25 per share common dividend for third quarter of 2022, an increase of 32% from the second quarter
•Repurchased $12.8 million common shares in the second quarter, and an additional $7.2 million in July, for $20.0 million or 756,177 shares in total year-to-date (approximately 0.9% of total diluted shares outstanding)
•Retired $13.4 million of Senior Unsecured Notes at a discount to par value, and reduced total debt by $17.4 million, during the second quarter

MINNEAPOLIS (BUSINESS WIRE) - August 3, 2022 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG”) today announced the company’s second quarter results.

MANAGEMENT COMMENTS

“NOG delivered another strong quarter, as our diversified strategy is showing its strength,” commented Nick O’Grady, NOG’s Chief Executive Officer. “We reported record Adjusted EBITDA, growing production, accelerating shareholder returns, and declining leverage ratios, all of which make NOG an increasingly attractive investment opportunity.”

SECOND QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the second quarter were $549.6 million, an increase of 20% over the first quarter of 2022. Second quarter GAAP net income was $251.3 million or $2.90 per diluted share. Second quarter Adjusted Net Income was $149.4 million or $1.72 per diluted share, an increase of 9% from the first quarter of 2022. Adjusted EBITDA in the second quarter was $272.5 million, an increase of 6% from the first quarter of 2022. See “Non-GAAP Financial Measures” below.

PRODUCTION

Second quarter production was 72,689 Boe per day, an increase of 2% from the first quarter of 2022 and an increase of 33% from the second quarter of 2021. Oil represented 57% of total production in the second quarter. Oil production was 41,777 Bbl per day, a slight decrease from the first quarter of 2022 but a 25% increase over the second quarter of 2021. NOG had 10.1 net wells turned in-line during the second quarter, compared to 10.6 net wells turned in-line in the first quarter of 2022. Production increased quarter over quarter, despite severe storms in North Dakota in April 2022, which temporarily reduced Williston Basin volumes by nearly half over a multi-week period. NOG’s Permian production made up approximately 24% of volumes in the second quarter, reflecting a full quarter impact from the Veritas acquisition. Marcellus production was up 11% from the first quarter, a reflection of strong results from the most recent development pad, and made up 18% of total volumes.

PRICING

During the second quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $108.59 per Bbl, and NYMEX natural gas at Henry Hub averaged $7.50 per million cubic feet (“Mcf”). NOG’s unhedged net realized oil price in the second quarter was $106.26, representing a $2.33 differential to WTI prices. NOG’s unhedged net realized gas price in the second quarter was $8.63 per Mcf, representing approximately 115% realizations compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $64.6 million in the second quarter of 2022, or $9.77 per Boe, an increase on a per unit basis compared to the first quarter of 2022. The increase in unit costs was driven primarily by the payment of annual firm transportation costs for NOG’s Marcellus properties. These costs will not reoccur in the second half of 2022. Second quarter general and administrative (“G&A”) costs totaled $8.1 million or $1.22 per Boe. This includes $0.5 million of legal and transaction expenses primarily in connection with acquisitions and $1.4 million of non-cash stock-based compensation. NOG’s cash G&A costs excluding these amounts totaled $6.1 million or $0.93 per Boe in the second quarter, up slightly from the prior quarter.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital spending for the second quarter was $131.8 million. Spending was comprised of $119.1 million of total drilling and completion (“D&C”) capital on organic and ground game assets, and $12.7 million of ground game acquisition spending and other items. The primary drivers of increased spending from the first quarter were increased development activity (wells-in-process increased by 8.0 net wells) and significant Ground Game success in June 2022. NOG has experienced moderate well cost inflation in 2022, but well within prior expectations. The weighted average AFE elected to in the second quarter was up only modestly to $7.2 million and has been well within NOG’s stated guidance for the year.

NOG’s Williston Basin spending was 38% of the total capital expenditures for the quarter, the Permian was 56%, the Marcellus was 5% and other items were 1%. On the Ground Game acquisition front, NOG closed on four transactions during the second quarter totaling 4.2 net well locations, a significant increase from the first quarter and a significant driver of increased spending.

On June 7, 2022, NOG announced a definitive agreement to acquire core Williston Basin properties for $170 million in cash, plus $5 million of contingent payments in the event certain oil prices are achieved at year-end 2022. These properties are expected to produce more than 2,500 Boe per day (83% oil) over the next twelve months and include 3,500 acres and 17.5 net undeveloped locations. NOG expects the acquisition to close in mid-August 2022.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $484.5 million as of June 30, 2022, consisting of cash of $1.5 million, and $483.0 million of committed borrowing availability under the revolving credit facility. Additionally, NOG had a restricted cash deposit of $17.0 million which will be used to partially fund the pending Williston acquisition.

As of June 30, 2022, NOG’s total debt was $1,103.6 million, a decrease of $17.4 million since March 31, 2022. The change in debt was driven by repayments on NOG’s revolving credit facility and open market repurchases of NOG’s Senior Unsecured Notes, funded by internal free cash flow, slightly offset by placing the $17.0 million deposit for the pending Williston acquisition.

As of June 30, 2022, there were $736.6 million of 8.125% Senior Unsecured Notes due 2028 outstanding, a decrease from $750.0 million at December 31, 2021. There is $164.4 million of liquidation preference value of 6.5% Series A Perpetual Convertible Preferred Stock outstanding, a decrease from $221.9 million at December 31, 2021.

SHAREHOLDER RETURNS

On May 3, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.19 per share for stockholders of record as of June 29, 2022. This represented a 36% increase from the prior quarter.

On August 1, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.25 per share for stockholders of record as of September 29, 2022, which will be paid on October 31, 2022. This represents a 32% increase from the prior quarter.

In the second quarter of 2022, NOG repurchased approximately $12.8 million shares of common stock, and an additional $7.2 million in early July 2022, for a total of $20.0 million. In total, NOG has repurchased and retired 756,177 shares at an average price of $26.45. The repurchase plan remains active, and $130.0 million remains available on the current common stock repurchase authorization.

In the second quarter of 2022, NOG repurchased and retired $21.2 million of liquidation preference value of its 6.500% Series A Perpetual Cumulative Convertible Preferred Stock, for a total year-to-date of $57.5 million liquidation preference value. These repurchases are expected to reduce NOG’s annual preferred dividend payments by $3.7 million and additionally reduced

NOG’s diluted common stock share count by approximately 2.6 million shares, based on the current conversion ratio. $32.5 million remains available on the current preferred stock repurchase authorization.

In the second quarter of 2022, NOG repurchased and retired approximately $13.4 million of its 8.125% Senior Unsecured Notes due 2028. The average purchase price was 98% of Par Value. The repurchase plan remains active, and $36.6 million remains available on the current repurchase authorization.

2022 FULL YEAR GUIDANCE
(all forecasts are provided on a 2-stream production basis)

NOG increased production and capital expenditure guidance on June 7, 2022, with the announcement of its pending Williston Basin acquisition. NOG is updating production expense guidance to account for higher processing costs associated with higher than expected NGL prices received year-to-date. Additionally, production expense guidance has been adjusted to reflect slightly higher operating costs on the properties from the pending Williston acquisition versus NOG’s corporate average. The higher than expected gas realizations year-to-date from higher NGL prices, as well as better realized oil prices in both the Williston and Permian basins, have led to improved annual guidance for oil differentials and gas realizations.

	First Quarter	Current
Annual Production (Boe per day)	71,000 - 76,000	73,000 - 77,000
Oil as a Percentage of Sales Volumes	59.5 - 61.5%	59.5 - 61.5%
Net Wells Added to Production	48 - 52	52.5 - 56.5
Total Capital Expenditures (in millions)	$350 - $415	$405 - $470

Operating Expenses and Differentials:	First Quarter	Current
Production Expenses (per Boe)	$8.50 - $8.85	$8.85 - $9.10
Production Taxes (as a percentage of Oil & Gas Sales)	8% - 9%	8% - 9%
Average Differential to NYMEX WTI (per Bbl)	($5.25) - ($6.00)	($4.50) - ($5.25)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	100% - 110%	102.5% - 112.5%

	First Quarter	Current
General and Administrative Expense (per Boe):
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.85	$0.80 - $0.85
Non-Cash	$0.20 - $0.30	$0.20 - $0.30

SECOND QUARTER 2022 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended June 30,
	2022	2021	% Change
Net Production:
Oil (Bbl)	3,801,663	3,034,442	25%
Natural Gas and NGLs (Mcf)	16,878,481	11,617,308	45%
Total (Boe)	6,614,743	4,970,660	33%

Average Daily Production:
Oil (Bbl)	41,777	33,346	25%
Natural Gas and NGLs (Mcf)	185,478	127,663	45%
Total (Boe)	72,689	54,623	33%

Average Sales Prices:
Oil (per Bbl)	$106.26	$60.73	75%
Effect Loss on Settled Oil Derivatives on Average Price (per Bbl)	(32.53)	(8.16)
Oil Net of Settled Oil Derivatives (per Bbl)	73.73	52.57	40%

Natural Gas and NGLs (per Mcf)	8.63	3.57	142%
Effect of Loss on Settled Natural Gas Derivatives on Average Price (per Mcf)	(2.29)	(0.27)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	6.34	3.30	92%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	83.09	45.41	83%
Effect of Loss on Settled Commodity Derivatives on Average Price (per Boe)	(24.54)	(5.60)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	58.55	39.81	47%

Costs and Expenses (per Boe):
Production Expenses	$9.77	$8.59	14%
Production Taxes	6.63	3.72	78%
General and Administrative Expenses	1.22	1.53	(20)%
Depletion, Depreciation, Amortization and Accretion	8.28	6.22	33%

Net Producing Wells at Period End	735.0	588.6	25%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after June 30, 2022.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Volume (Bbls/Day)	Weighted Average Ceiling / Floor Prices ($/Bbl)
2022:
Q3	30,850	$63.78	—	—
Q4	30,400	$64.17	—	—
2023:
Q1	20,525	$73.31	3,000	$94.42 / 80.00
Q2	20,000	$75.83	3,000	$87.67 / 80.00
Q3	15,625	$77.52	3,000	$87.67 / 80.00
Q4	15,000	$76.26	3,000	$87.67 / 80.00
2024:
Q1	7,075	$78.10	1,000	$83.50 / 80.00
Q2	7,050	$77.04	1,000	$83.50 / 80.00
Q3	6,875	$75.34	1,000	$83.50 / 80.00
Q4	2,825	$69.63	1,000	$83.50 / 80.00
_____________
(1)This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended June 30, 2022.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after June 30, 2022.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Volume (MMBTU/Day)	Weighted Average Ceiling / Floor Prices ($/MMBTU)
2022:
Q3	105,000	$3.18	10,000	$7.50 / 3.50
Q4	99,891	$3.54	10,000	$7.50 / 3.50
2023:
Q1	73,111	$3.98	30,000	$6.55 / 4.00
Q2	30,330	$3.97	50,000	$6.38 / 4.15
Q3	30,000	$4.04	50,000	$6.38 / 4.15
Q4	25,620	$4.06	60,000	$6.65 / 4.08
2024:
Q1	16,813	$3.87	10,000	$8.01 / 3.75
Q2	17,187	$3.87	—	—
Q3	17,000	$3.87	—	—
Q4	11,272	$3.87	—	—

_____________
(1)This table does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended June 30, 2022.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended March 31,
(In thousands)	2022	2021
Cash Received (Paid) on Derivatives:	$(162,314)	$(27,855)
Non-Cash Gain (Loss) on Derivatives:	54,117	(173,057)
Loss on Derivative Instruments, Net	$(108,197)	$(200,912)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended June 30, 2022
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$104.2
Ground Game Drilling and Development Capital Expenditures	$14.9
Ground Game Acquisition Capital Expenditures	$13.3
Other	$1.5
Non-Budgeted Acquisitions	$(2.2)

Net Wells Added to Production	10.1

Net Producing Wells (Period-End)	735.0

Net Wells in Process (Period-End)	57.0
Increase in Wells in Process over Prior Period	8.0

Weighted Average Gross AFE for Wells Elected to	$7.2

SECOND QUARTER 2022 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Thursday, August 4, 2022 at 11:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://themediaframe.com/mediaframe/webcast.html?webcastid=Fj2g4nWW
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13731750 - Northern Oil and Gas, Inc. Second Quarter 2022 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13731750 - Replay will be available through August 11, 2022

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in NOG’s capitalization, changes in crude oil and natural gas prices; the pace of drilling and completions activity on NOG’s properties and properties pending acquisition; NOG’s ability to acquire additional development opportunities; potential or pending acquisition transactions; NOG’s ability to consummate pending acquisitions, and the anticipated timing of such consummation; the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruptions to NOG’s business due to acquisitions and other significant transactions; infrastructure constraints and related factors affecting NOG’s properties; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the COVID-19 pandemic and its related economic repercussions and effect on the oil and natural gas industry; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; NOG’s ability to raise or access capital; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,
(In thousands, except share and per share data)	2022	2021
Revenues
Oil and Gas Sales	$549,643	$225,717
Loss on Commodity Derivatives, Net	(108,197)	(200,912)
Total Revenues	441,446	24,805

Operating Expenses
Production Expenses	64,642	42,699
Production Taxes	43,840	18,514
General and Administrative Expense	8,064	7,604
Depletion, Depreciation, Amortization and Accretion	54,796	30,908
Total Operating Expenses	171,342	99,725

Income (Loss) From Operations	270,104	(74,920)

Other Income (Expense)
Interest Expense, Net of Capitalization	(18,410)	(15,024)
Gain on Unsettled Interest Rate Derivatives, Net	524	121
Gain (Loss) on Extinguishment of Debt, Net	236	(494)
Contingent Consideration Loss	—	(250)
Other Income (Expense)	(185)	4
Total Other Income (Expense)	(17,835)	(15,643)

Income (Loss) Before Income Taxes	252,269	(90,563)

Income Tax Provision (Benefit)	1,006	—

Net Income (Loss)	$251,264	$(90,563)

Cumulative Preferred Stock Dividend	(2,810)	(3,719)

Premium on Repurchase of Preferred Stock	(10,363)	—

Net Income (Loss) Attributable to Common Stockholders	$238,091	$(94,282)

Net Income (Loss) Per Common Share – Basic	$3.08	$(1.55)
Net Income (Loss) Per Common Share – Diluted	$2.74	$(1.55)
Weighted Average Common Shares Outstanding – Basic	77,366,704	60,694,795
Weighted Average Common Shares Outstanding – Diluted	86,788,465	60,694,795

CONDENSED BALANCE SHEETS

(In thousands, except par value and share data)	June 30, 2022	December 31, 2021
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$1,471	$9,519
Accounts Receivable, Net	360,859	193,554
Advances to Operators	13,868	6,319
Prepaid Expenses and Other	2,987	3,417
Derivative Instruments	3,610	2,519
Total Current Assets	382,795	215,328

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	5,626,474	5,034,769
Unproved	53,864	24,998
Other Property and Equipment	6,833	2,616
Total Property and Equipment	5,687,171	5,062,383
Less – Accumulated Depreciation, Depletion and Impairment	(3,915,919)	(3,809,041)
Total Property and Equipment, Net	1,771,252	1,253,342

Derivative Instruments	4,633	1,863
Acquisition Deposit	17,000	40,650
Other Noncurrent Assets, Net	16,555	11,683

Total Assets	$2,192,235	$1,522,866

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts Payable	$141,372	$65,464
Accrued Liabilities	127,613	105,590
Accrued Interest	20,996	20,498
Derivative Instruments	343,628	134,283
Other Current Liabilities	2,323	1,722
Total Current Liabilities	635,932	327,557

Long-term Debt, Net	1,102,214	803,437
Derivative Instruments	270,575	147,762
Asset Retirement Obligations	28,678	25,865
Other Noncurrent Liabilities	2,186	3,110

Total Liabilities	$2,039,585	$1,307,731

Commitments and Contingencies (Note 8)

Stockholders’ Equity (Deficit)
Preferred Stock, Par Value $.001; 5,000,000 Shares Authorized; 1,643,732 Series A Shares Outstanding at 6/30/2022 2,218,732 Series A Shares Outstanding at 12/31/2021	2	2
Common Stock, Par Value $.001; 135,000,000 Shares Authorized; 79,223,724 Shares Outstanding at 6/30/2022 77,341,921 Shares Outstanding at 12/31/2021	481	479

Additional Paid-In Capital	1,881,459	1,988,649
Retained Deficit	(1,729,292)	(1,773,996)
Total Stockholders’ Equity	152,650	215,135
Total Liabilities and Stockholders’ Equity	$2,192,235	$1,522,866

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration loss, net of tax, (iv) acquisition transaction costs, net of tax, and (v) (gain) on unsettled interest rate derivatives, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration loss, (vii) acquisition transaction costs, (viii) gain on unsettled interest rate derivatives, and (ix) (gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and (ii) preferred stock dividends. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended June 30,
(In thousands, except share and per share data)	2022	2021
Income (Loss) Before Taxes	$252,269	$(90,563)
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	(54,117)	173,057
(Gain) Loss on Extinguishment of Debt	(236)	494
Contingent Consideration Loss	—	250
Acquisition Transaction Costs	514	3,016
(Gain) on Unsettled Interest Rate Derivatives	(524)	(121)
Adjusted Income Before Adjusted Income Tax Expense	197,907	86,133

Adjusted Income Tax Expense	(48,487)	(21,102)

Adjusted Net Income (non-GAAP)	$149,420	$65,030

Weighted Average Shares Outstanding – Basic	77,366,704	60,694,795
Weighted Average Shares Outstanding – Diluted	86,788,465	70,526,168

Income (Loss) Before Taxes Per Common Share – Basic	$3.26	$(1.49)
Add:
Impact of Selected Items	(0.70)	2.91
Impact of Income Tax	(0.63)	(0.35)
Adjusted Net Income Per Common Share – Basic	$1.93	$1.07

Income (Loss) Before Taxes Per Common Share – Diluted	$2.91	$(1.28)
Add:
Impact of Selected Items	(0.63)	2.51
Impact of Income Tax	(0.56)	(0.31)
Adjusted Net Income Per Common Share – Diluted	$1.72	$0.92
______________
(1)For the three months ended June 30, 2022 and June 30, 2021, this represents a tax impact using an estimated tax rate of 24.5%.

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,
(In thousands)	2022	2021
Net Income (Loss)	$251,264	$(90,563)
Add:
Interest Expense	18,410	15,024
Income Tax Provision (Benefit)	1,006	—
Depreciation, Depletion, Amortization and Accretion	54,796	30,908
Non-Cash Stock-Based Compensation	1,421	779
(Gain) Loss on Extinguishment of Debt	(236)	494
Contingent Consideration Loss	—	250
Acquisition Transaction Costs	514	3,016
Gain on Unsettled Interest Rate Derivatives	(524)	(121)
(Gain) Loss on Unsettled Commodity Derivatives	(54,117)	173,057
Adjusted EBITDA	$272,534	$132,844

Reconciliation of Free Cash Flow

Three Months Ended June 30,
(In thousands)	2022
Net Cash Provided by Operating Activities	$210,239
Exclude: Changes in Working Capital and Other Items	41,948
Less: Capital Expenditures (1)	(135,055)
Less: Series A Preferred Dividends	(2,810)
Free Cash Flow	$114,322
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended June 30,
(In thousands)	2022
Cash Paid for Capital Expenditures	$106,740
Less: Non-Budgeted Acquisitions	3,288
Plus: Change in Accrued Capital Expenditures and Other	25,027
Capital Expenditures	$135,055